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Exhibit 99.1

n e w s r e l e a s e

Executive Offices Des Plaines, IL 60016 2200 E. Golf Road	For Further Information Contact:
Richard W. Gochnauer President and Chief Executive Officer or Kathleen S. Dvorak Sr. Vice President and Chief Financial Officer United Stationers Inc. (847) 699-5000 FOR IMMEDIATE RELEASE

UNITED STATIONERS INC. REPORTS 2002 RESULTS AND
RECORDS PREVIOUSLY ANNOUNCED RESTRUCTURING CHARGE

        DES PLAINES, IL, Jan. 30, 2003—United Stationers Inc. (NASDAQ: USTR) reported net sales for the year ended December 31, 2002, of $3.7 billion, down 5.7% from $3.9 billion in the prior year. Net income for 2002 was $60.2 million, including fourth quarter pre-tax restructuring and other charges of $8.9 million and a favorable $2.4 million adjustment for a partial reversal of the 2001 restructuring charge. This compares with net income of $57.0 million in 2001, which included a pre-tax restructuring charge of $47.6 million. Earnings per share were $1.78 in 2002, including the restructuring and other charges of $0.17 per share and a favorable $0.05 per share related to the partial reversal of the 2001 restructuring charge. This compares with 2001 earnings per share of $1.68, which included a restructuring charge of $0.85 per share. Excluding the impact of the net restructuring and other charges from 2002 and 2001, earnings per share were $1.90, compared with $2.53 a year ago.

        The company's operating cash flow (defined as net income before depreciation, amortization, restructuring charges and other charges referenced above) and reductions in net working capital (including sold receivables, but excluding cash and the impact of the restructuring and other charges referenced above) reached approximately $135 million in 2002, versus approximately $200 million in 2001.

Lower Sales and Restructuring Charge Affects Fourth Quarter

        Net sales for the fourth quarter were $923.4 million, down 1.4%, compared with $936.3 million in the prior year quarter. The weak economy, as well as continued competitive pressures, adversely affected sales within all business lines in all geographic regions.

        Net income for the three months ended December 31, 2002 was $1.4 million, or $0.04 per share, compared with $19.5 million, or $0.57 per share, in the same period last year. The fourth quarter of 2002 included pre-tax restructuring and other charges of $8.9 million. Excluding these charges, net income for the fourth quarter of 2002 was $7.0 million or $0.21 per share.

United Stationers Inc. Reports 2002 Results
And Records Previously Announced Restructuring Charge
Page two of six

        Gross margin for the fourth quarter decreased to 13.7%, compared with 15.6% a year ago. This decline reflects a continued mix shift in all product categories toward commodity items that generally earn lower margins than discretionary items, such as office furniture. In addition, the lower sales and shift in product mix resulted in a fourth quarter downward adjustment of allowances earned from the company's suppliers for 2002.

        Operating expenses for the fourth quarter of 2002 totaled $119.7 million, or 13.0% of sales, compared with $109.1 million, or 11.7% of sales, for the fourth quarter of 2001. Excluding the pre-tax restructuring and other charges of $8.9 million, and the previously announced $1.8 million charge relating to the retirement of United's former president and chief executive officer, operating expenses for the latest quarter totaled $109.0 million, or 11.8% of sales, compared with $107.9 million after excluding $1.3 million of goodwill amortization, or 11.5% of sales, for the fourth quarter of 2001. This increase in operating expenses as a percent of sales was primarily related to reduced leverage of fixed costs and higher employee-related costs.

2002 Restructuring Plan

        "We previously announced a 2002 restructuring plan which was recorded in the fourth quarter," said Richard W. Gochnauer, president and chief executive officer. "This plan included real estate sub-lease assumptions revised from those used in the 2001 restructuring plan; a further downsizing of The Order People operation, including severance and anticipated exit costs related to a portion of the company's Memphis distribution center; and closure of the Milwaukee, Wisconsin distribution center. Other charges included the write-off of certain e-commerce-related investments."

Significant Improvements in Working Capital, Cash Flow and Debt

        Reductions in net working capital contributed approximately $37 million to cash flow in 2002. Accounts receivable, before sales of receivables under the company's securitization program, declined by $22 million. Inventories dropped by $9 million, while accrued liabilities (excluding restructuring accruals) increased by $12 million. The net change in other current accounts increased working capital by $6.0 million.

        The working capital reductions contributed to a decline of approximately $60 million in total debt for the year and a $20 million reduction in the amount of account receivables sold under the company's securitization program.

        "We have heightened our focus on working capital and cash flow. Our efficiency initiatives and focused management paid off with operating cash flow and reductions in net working capital of approximately $135 million. As a result, our balance sheet is strong, providing us with significant financial flexibility," added Gochnauer.

Net Capital Spending Remains Low

        Net capital spending (defined as capital expenditures plus capitalized software costs less proceeds from the sale of capital assets) for the twelve months ended December 31, 2002, was $28.0 million versus $35.6 million for the same period last year. The company anticipates that its 2003 capital spending will be approximately $30 million.

United Stationers Inc. Reports 2002 Results
And Records Previously Announced Restructuring Charge
Page three of six

Long-Term Outlook

        "We may be living in tougher economic times for a while, in which case we cannot rely on a more favorable product mix," Gochnauer continued. "We are, therefore, working to improve the things we control within our cost structure as well as the controllable aspects of margin. January sales are basically flat, which indicates that the upcoming months will continue to be challenging. However, we believe our collective efforts will position United Stationers for solid earnings growth in future years," Gochnauer concluded.

Conference Call

        United Stationers will hold a conference call followed by a question and answer session on Friday, January 31, at 9:00 a.m. CT, to discuss its recent performance. To listen to the conference call, visit the investor relations section of the company's Web site at www.unitedstationers.com at least 15 minutes before the call, and follow the instructions provided to ensure that the necessary audio application is downloaded and installed. This program is provided at no charge to the user. In addition, interested parties can access an archived version of the call, which also will be located on the investor relations section of United Stationers' Web site, about two hours after the call ends and for the following week.

Forward-Looking Statements

        This news release contains forward-looking statements, including references to plans, strategies, objectives, projected costs or savings, anticipated future performance or events and other statements that are not strictly historical in nature. These statements are based on management's current expectations, forecasts and assumptions. This means they involve a number of risks and uncertainties that could cause actual results to differ materially from those expressed or implied here. These risks and uncertainties include, but are not limited to: the company's restructuring plans, including its ability to realize expected cost savings from facility rationalization, systems integration and other initiatives, and the timing of any of these savings; the company's ability to streamline its organization and operations, integrate acquired businesses and implement general cost-reduction initiatives; the company's reliance on key suppliers and the impact of fluctuations in their pricing; variability in vendor allowances and promotional incentives payable to the company, based on inventory purchase volumes and vendor participation in the company's general line catalog and other annual and quarterly publications, and the impact of this on its gross margin; the company's ability to anticipate and respond to changes in end-user demand; the impact of variability in customer demand on the company's product offerings and sales mix and, in turn, on customer rebates payable by the company and the company's gross margin; competitive activity and pricing pressures; reliance on key management personnel; acts of terrorism or war; and prevailing economic conditions and changes affecting the business products industry and the general economy. For additional information on these and other factors, please see the reports filed by the company with the Securities and Exchange Commission. Readers are cautioned not to place undue reliance on forward-looking information contained in this news release. The forward-looking information here is given as of this date only, and the company undertakes no obligation to revise or update it.

United Stationers Inc. Reports 2002 Results
And Records Previously Announced Restructuring Charge
Page four of six

Company Overview

        United Stationers Inc., with annual sales of approximately $3.7 billion, is North America's largest broad line wholesale distributor of business products and a provider of marketing and logistics services to resellers. Its integrated computer-based distribution system makes more than 40,000 items available to approximately 20,000 resellers. United is able to ship products within 24 hours of order placement because of its 35 United Stationers Supply Co. distribution centers, 24 Lagasse distribution centers that serve the janitorial and sanitation industry, two Azerty distribution centers in Mexico that serve computer supply resellers, and two distribution centers that serve the Canadian marketplace. Its focus on fulfillment excellence has given the company an average order fill rate of better than 97%, a 99.5% order accuracy rate, and a 99% on-time delivery rate. For more information, visit www.unitedstationers.com.

        The company's common stock trades on the Nasdaq National Market System under the symbol USTR and is included in the S&P SmallCap 600 Index.

United Stationers Inc. Reports 2002 Results
And Records Previously Announced Restructuring Charge
Page five of six

United Stationers Inc. and Subsidiaries
Condensed Consolidated Statements of Income
(in thousands, except per share data)

	For the Three Months Ended December 31,		For the Year Ended December 31,
	2002	2001	2002	2001
	(Unaudited)		(Audited)
Net sales	$923,381	$936,298	$3,701,564	$3,925,936
Cost of goods sold	796,668	790,034	3,163,589	3,306,143

Gross profit	126,713	146,264	537,975	619,793
Operating expenses:
Warehousing, marketing and administrative expenses	110,720	107,853	415,980	444,434
Goodwill amortization	—	1,275	—	5,701
2002 restructuring and other charges	8,935	—	8,935	—
2001 restructuring (reversal) charge	—	—	(2,425)	47,603

Total operating expenses	119,655	109,128	422,490	497,738
Income from operations	7,058	37,136	115,485	122,055
Interest expense, net	4,017	4,495	16,695	23,793
Other expense, net	804	1,288	2,421	4,621

Income before income taxes	2,237	31,353	96,369	93,641
Income tax expense	841	11,885	36,141	36,663

Net income	$1,396	$19,468	$60,228	$56,978

Net income per common share assuming dilution	$0.04	$0.57	$1.78	$1.68

Average number of common shares	32,976	34,096	33,783	33,928

United Stationers Inc. Reports 2002 Results
And Records Previously Announced Restructuring Charge
Page six of six

United Stationers Inc. and Subsidiaries
Condensed Consolidated Balance Sheets
(dollars in thousands, except share data)
(Audited)

	December 31,
	2002	2001
ASSETS
Current assets:
Cash and cash equivalents	$17,426	$28,814
Accounts receivable, net *	350,015	352,047
Inventories	572,498	581,705
Other current assets	26,958	28,532

Total current assets	966,897	991,098
Property, plant and equipment, net	180,536	189,012
Goodwill, net	180,186	180,117
Other	21,610	20,360

Total assets	$1,349,229	$1,380,587

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Accounts payable	$333,800	$336,722
Accrued liabilities	141,857	147,640
Deferred credits	44,749	41,000
Current maturities of long-term debt	45,904	52,970

Total current liabilities	566,310	578,332
Deferred income taxes	17,059	18,228
Long-term debt	165,345	218,735
Other long-term liabilities	41,631	26,611

Total liabilities	790,345	841,906
Stockholders' equity:
Common stock, $0.10 par value; authorized—100,000,000 shares, issued—37,217,814 in 2002 and 2001	3,722	3,722
Additional paid-in capital	313,961	310,150
Treasury stock, at cost—4,738,552 shares in 2002 and 3,613,954 shares in 2001	(104,450)	(69,402)
Retained earnings	357,635	297,407
Accumulated other comprehensive loss	(11,984)	(3,196)

Total stockholders' equity	558,884	538,681

Total liabilities and stockholders' equity	$1,349,229	$1,380,587

*
The December 31, 2002 and 2001 accounts receivable balances do not include $105 million and $125 million,    respectively, of accounts receivable sold through an asset-backed securitization program.

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  Exhibit 99.1